Exhibit 99.1

The Arena Group Finalizes AMG/Parade Acquisition, Powers Growing Lifestyle Vertical and Expands Sports Offerings

Acquisition Brings Company’s Digital Audience To More Than 121.9 Million Users Monthly

NEW YORK—(BUSINESS WIRE) — The Arena Group (NYSE American: AREN) (the “Company” or “The Arena Group”) today announced the completion of its acquisition of premium multimedia content company AMG/Parade. Its brands include Parade Media, which reaches more than 54 million domestic consumers each month in digital and print and will anchor The Arena Group’s new Lifestyle vertical and expand the Company’s Sports vertical.

“We are thrilled to formally welcome AMG/Parade to The Arena Group family of media brands. Their storied brands and content garner incredible reach and will immediately create and anchor a new Lifestyle Arena for our business while reinforcing our status as a leading Sports content creator,” said Ross Levinsohn, Chairman and CEO of The Arena Group. “Our highly efficient, data-driven, technology-powered media platform, coupled with editorial teams who create distinct content, present an exciting opportunity to grow these brands for the long term.”

Parade Media Lifestyle brands, respectively led by Parade, Relish, and Spry Living, join Lifestyle brands owned and operated by The Arena Group like HubPages, Fashionista, and Pet Helpful. The acquisition brings Arena’s total unique visitors (UVs), according to ComScore, to 121.9 million. The Company ranks #34 in the U.S. property rankings, up from #74 just one year ago.

Unique visitor (UV) growth for The Arena Group and AMG/Parade properties is significant. According to ComScore:

●	In February, The Arena Group’s Sports vertical, Sports Illustrated Media Group (“SIMG”), more than tripled UVs year over year to reach 86 million digital users in February and #4 in the sports category.
●	After integrating The Spun in June of 2021 to SIMG, the digital and social sports brand saw a 154% increase in UVs, reaching more than 36 million UVs per month in November.
●	Arena’s Finance vertical, TheStreet Finance Group, increased by 249% in February vs. October 2021 to more than 17 million monthly UVs. TheStreet grew monthly UVs by 239% in February vs. November 2021 under new editorial and subscription product leadership.
●	Parade.com has seen a 584.17% jump in audience growth since 2018, with 44 out of the last 48 months showing year-over-year increases. The lifestyle site’s audience increased 74% year-over-year during 2021 and reached a new high in January 2022 of 16.4 million UVs.

Per the acquisition agreement, The Arena Group acquired 100% of the issued and outstanding equity interests of AMG/Parade for a purchase price of $16.3M, net of cash acquired, and common equity of the Company. The Company will fund the purchase from a completed underwritten public offering earlier in the quarter, generating $31.5 million in net proceeds.

About The Arena Group

The Arena Group creates robust digital destinations that delight consumers with powerful journalism, news about the things they love – their favorite sports teams, advice on investing, the inside scoop on personal finance, and the latest on lifestyle essentials. With powerful technology, editorial expertise, data management and marketing savvy, the transformative company enables brands like Sports Illustrated, TheStreet, and Parade to deliver highly relevant content and experiences that consumers love. To learn more, visit www.thearenagroup.net.

About AMG/Parade

AMG/Parade develops and distributes premium content on digital, video and print platforms in the lifestyle, celebrity, food & wellness, sports and outdoor verticals. Its brands include Parade, Relish, Spry Living, Athlon Sports, and Athlon Outdoors. Its digital products have a combined 119 million monthly unique users and the related print products have a combined audience of 257 million.

Media Contacts:

Andrew Rhodes

DKC

arena@dkcnews.com

Rachael Fink

Manager, Public Relations The Arena Group

Rachael.Fink@thearenagroup.net

The Arena Group Investor Contact:

Rob Fink

FNK IR

646-809-4048

aren@fnkir.com

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future events or future performance and include, without limitation, statements concerning the Company’s business strategy, future revenues, market growth, capital requirements, product introductions, expansion plans and the adequacy of its funding, and plan to uplist to the NYSE American Exchange. Other statements contained in this press release that are not historical facts are forward-looking statements. The Company has tried, wherever possible, to identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and other comparable terminology.

The Company cautions you that any forward-looking statements presented in this press release are based on the beliefs of, assumptions made by, and information currently available to us. Such statements are based on assumptions, and the actual outcome will be affected by known and unknown risks, trends, uncertainties, and factors that are beyond the Company’s control or ability to predict. Although the Company believes that its assumptions are reasonable, they are not guarantees of future performance, and some will inevitably prove to be incorrect. As a result, the Company’s actual future results can be expected to differ from its expectations, and those differences may be material. Accordingly, you should use caution in relying on forward-looking statements, which are based only on known results and trends at the time they are made, to anticipate future results or trends. Certain risks are discussed from time to time in the Company’s filings with the SEC, including but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2020, and any subsequently filed quarterly reports on Form 10-Q.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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